Mail Stop 3628

                                                          May 4, 2021


Via E-mail
Richard Simpson
President
Citigroup Commercial Mortgage Securities Inc.
c/o Citibank, N.A.
388 Greenwich Street, 14th Floor
New York, New York 10013

         Re:      Citigroup Commercial Mortgage Trust 2016-P6
                  Forms 10-D and ABS-EE for the Monthly Distribution Period
Ended
                  November 13, 2020
                  Filed November 27, 2020
                  File No. 333-207132-09


Dear Mr. Simpson:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.


                                                          Sincerely,

                                                          /s/ Katherine Hsu

                                                          Katherine Hsu
                                                          Office Chief
                                                          Office of Structured
Finance

cc:      Janet A. Barbiere, Orrick
         Kar Soen Ho, Orrick